Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-38

DYNEGY ANNOUNCES EXCHANGE OF SITHE SUBORDINATED DEBT

•	Dynegy Holdings issues $297 million of Senior Unsecured Notes in exchange for $419 million and accrued interest of Sithe subordinated debt
•	Transaction reduces debt by approximately $120 million and will be cash flow accretive in 2006, while further streamlining capital structure

HOUSTON (July 24, 2006) – Dynegy Inc. (NYSE: DYN) today announced that its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), has issued $297 million principal amount of its 8.375% Senior Unsecured Notes due 2016 in a private offering in exchange for all $419 million principal amount of the subordinated debt and accrued interest of Sithe/Independence Power Partners, L.P., an indirect wholly-owned subsidiary of Dynegy Inc.

The debt-for-debt transaction reduces the company’s total face value of debt by approximately $120 million. The company expects to record an accounting charge of approximately $40 million in the third quarter of 2006 in connection with the exchange. The transaction will be accretive to cash flow beginning in 2006 and accretive to earnings beginning in 2007.

The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the effects and benefits of the transaction described above. Dynegy cautions that the actual effects and benefits of the transaction described above may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov. DYNC

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